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                      May 9, 2023

       Razvan Radulescu
       Chief Financial Officer
       Blue Bird Corp
       3920 Arkwright Road, 2nd Floor
       Macon, Georgia 31210

                                                        Re: Blue Bird Corp
                                                            Form 10-K for the
Fiscal Year Ended October 1, 2022
                                                            Filed December 12,
2022
                                                            File No. 001-36267

       Dear Razvan Radulescu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing